As filed with the Securities and Exchange Commission on December 3, 2004
Registration No. 333-104248

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3/A

(Amendment No. 2)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lodgian, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	52-2093696
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

3445 Peachtree Road, N.E. — Suite 700

Atlanta, GA 30326
(404) 364-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

W. Thomas Parrington

President and Chief Executive Officer
Lodgian, Inc.
3445 Peachtree Road, N.E. — Suite 700
Atlanta, GA 30326
(404) 364-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel E. Ellis Senior Vice President, General Counsel and Secretary Lodgian, Inc. 3445 Peachtree Road, N.E. - Suite 700 Atlanta, GA 30326 (404) 364-9400	Jeffrey L. Schulte, Esq. Brandy A. Bayer, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, GA 30326 (404) 233-7000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If the only securities to be offered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. YOU SHOULD ONLY RELY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN ANY SUPPLEMENT TO THIS PROSPECTUS. LODGIAN HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THESE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

SUBJECT TO COMPLETION, DATED                     , 2004

PROSPECTUS

Lodgian, Inc.

4,773,908 Shares of Common Stock

      The selling stockholders identified in this prospectus are offering to sell up to 4,773,908 shares of common stock of Lodgian, Inc. The selling stockholders acquired a portion of these securities on or after November 25, 2002 in connection with the consummation of Lodgian’s Joint Plan of Reorganization and received the remaining securities on June 25, 2004 in exchange for shares of Lodgian Series A preferred stock that had been acquired in connection with the consummation of the Joint Plan of Reorganization. Lodgian agreed to register the securities pursuant to a Registration Rights Agreement between Lodgian and certain of the selling stockholders dated November 25, 2002 and, with respect to shares of common stock received in exchange for shares of Lodgian Series A preferred stock, a Registration Rights Agreement between Lodgian and the selling stockholders dated June 21, 2004.

      The selling stockholders may sell the securities from time to time in public transactions or in privately negotiated transactions and, upon expiration of lock-up agreements, without limitation, through any means described in the section hereof entitled “Plan of Distribution”, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders.

      The selling stockholders will receive all of the net proceeds from the sales of the securities. These stockholders will pay all selling commissions, if any, applicable to the sale of the securities. Lodgian will not receive any proceeds from the sale of the securities.

      The selling stockholders and participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any profit on the sale of the securities by those selling stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

      Lodgian’s common stock is listed on the American Stock Exchange under the symbol “LGN”. The closing price of Lodgian’s common stock as reported on the American Stock Exchange on December 2, 2004 was $10.53.

      You should read this prospectus and any supplements carefully before you invest. Lodgian strongly recommends that you read carefully the risks it describes in this prospectus as well as any accompanying prospectus supplements, as well as the risk factors in its most current reports to the Securities and Exchange Commission, for a fuller understanding of the risks and uncertainties that Lodgian faces. See the “Risk Factors” section of this prospectus beginning on page 3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2004

      The information contained in this prospectus is not complete and may be changed. You should only rely on the information provided in this prospectus or incorporated by reference herein or in any supplement to this prospectus. Lodgian has not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of those documents.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that Lodgian filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading “Where You Can Find More Information.”

THE COMPANY

      Lodgian, Inc. is one of the largest independent owners and operators of full-service hotels in the United States in terms of our number of guest rooms and gross annual revenues, as reported by Hotel & Motel Management Magazine in September 2003. We are considered an independent owner and operator because we do not operate our hotels under our own name. We operate substantially all of our hotels under nationally recognized brands, such as “Crowne Plaza,” “Holiday Inn” and “Marriott.” We currently operate 87 hotels, with an aggregate of 16,366 rooms, located in 30 states and Canada. Of the 87 hotels, 78 hotels, with an aggregate of 14,348 rooms, are part of our continuing operations, while nine hotels, with an aggregate of 2,018 rooms, are held for sale.

      Our portfolio of 87 hotels consists of 82 hotels that we wholly own and operate through subsidiaries, four hotels that we operate in joint ventures in which we have a 50% or greater voting equity interest and exercise control, and one hotel that we operate in a joint venture in which we have a 30% non-controlling equity interest.

      Our hotels are primarily full-service properties that offer food and beverage services, meeting space and banquet facilities and compete in the midscale and upscale market segments of the lodging industry. We operate all but three of our hotels under franchises obtained from nationally recognized hospitality franchisors. We operate 59 of our hotels under franchises obtained from InterContinental Hotels Group as franchisor of the Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express brands. We operate 15 of our hotels under franchises obtained from Marriott International as franchisor of the Marriott, Courtyard by Marriott, Fairfield Inn by Marriott and Residence Inn by Marriott brands. We operate another ten hotels under other nationally recognized brands. We believe that these strong national brands afford us many benefits, such as guest loyalty and market share premiums.

      Our corporate office is located in Atlanta, Georgia.

RECENT EVENTS

      Lodgian was formed as a new parent company in a merger of Servico, Inc. and Impac Hotel Group, LLC in December 1998. Servico was incorporated in Delaware in 1956 and was an owner and operator of hotels under a series of different entities. Impac was a private hotel ownership, management and development company organized in Georgia in 1997 through a reorganization of predecessor entities. After the consummation of the merger, our portfolio consisted of 142 hotels.

      Between December 1998 and the end of 2001, a number of factors, including our heavy debt load, a lack of available funds to maintain the quality of our hotels, a weakening U.S. economy, and the severe decline in travel in the aftermath of the terrorist attacks of September 11, 2001, combined to place adverse pressure on our cash flow and liquidity. As a result, on December 20, 2001, Lodgian and substantially all of our subsidiaries that owned hotels filed for voluntary reorganization under Chapter 11 of the Bankruptcy Code. At the time of the Chapter 11 filing, our portfolio consisted of 106 hotels.

      Following the consummation of our reorganization, we emerged from Chapter 11 with 97 hotels, eight of our hotels having been conveyed to a lender in satisfaction of outstanding debt obligations and one having been returned to the lessor of a capital lease of the property. Of these 97 hotels, 78 hotels emerged from Chapter 11 on November 25, 2002, 18 hotels emerged from Chapter 11 on May 23, 2003 and one hotel never filed under Chapter 11.

      Pursuant to our portfolio improvement strategy, during 2003 and through September 30, 2004, we sold ten hotels, two land parcels and our one office building. Our portfolio currently consists of 87 hotels, 78 of which are reflected in continuing operations (including one hotel that we do not consolidate).

      On April 27, 2004, our Board of Directors authorized a reverse stock split of our common stock in a ratio of one-for-three (1:3). The reverse split affected all of our issued and outstanding common shares, warrants and stock options. The record date for the reverse split was April 29, 2004 and our new common stock began trading under the split adjustment on April 30, 2004. Fractional shares which resulted from the reverse stock split were paid in cash. Each holder of a fractional share of common stock after the effective date of the reverse split was paid cash equal to the product of (i) the average of the closing prices of the common stock for the last ten trading days prior to April 30, 2004, multiplied by (ii) the fraction of a share of common stock held by such holder.

      On June 25, 2004, we completed a public offering of 18,285,714 shares of common stock at $10.50 per share. Net proceeds of $176.2 million from the offering have been and are being used to redeem our Series A preferred stock, fund capital expenditures, fund a reserve account pursuant to requirements in our debt refinancing and for general corporate purposes and our growth strategy. In addition, immediately following the offering, the selling stockholders exchanged 1,483,559 shares of Lodgian Series A preferred stock held by them for 3,941,117 shares of common stock, at the public offering price. The shares of common stock received in the exchange are being registered in this prospectus.

      We also completed a refinancing of $370 million of our outstanding mortgage debt on June 25, 2004. The floating rate portion of the refinanced debt consists of a $110 million two-year loan (with three one-year extension options if certain conditions are met) bearing interest at LIBOR plus 3.40% and secured by 29 hotels (28 hotels after the sale of a hotel on July 15, 2004). The fixed rate portion of the refinanced debt consists of a $260 million five-year loan bearing interest at 6.58% and secured by 35 hotels. Merrill Lynch Mortgage Lending, Inc., an affiliate of one of the selling stockholders, provided the refinancing.

      On July 26, 2004, we redeemed all outstanding shares of our Series A preferred stock. Pursuant to its terms, the Series A preferred stock was redeemed at a redemption price of $28.16 per share, which equaled 104% of the sum of the $25.00 per share initial liquidation value of the Series A preferred stock plus accrued and unpaid dividends.

RISK FACTORS

An investment in the shares of our common stock involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors, as well as the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2003 and our other filings with the SEC should be considered carefully in evaluating an investment in our common stock. If any of the following risks actually occur, our business, financial condition, results of operations, cash flow, liquidity and prospects are likely to suffer. In that case, the trading price of our common stock could decline and you may lose part or all of your investment in our common stock.

We may not be able to meet the requirements imposed by our franchisors in our franchise agreements and therefore could lose the right to operate one or more hotels under a national brand and default under one of our loan agreements.

      We operate substantially all of our hotels pursuant to franchise agreements with franchisors for nationally recognized hotel brands. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. The standards are subject to change over time. Compliance with any new standards could cause us to incur significant expenses and capital expenditures.

      If we do not comply with standards or terms of any of our franchise agreements, those franchise agreements may be terminated after we have been given notice and an opportunity to cure the noncompliance or default. As of November 8, 2004, we have been notified that we were not in compliance with some of the terms of eight of our franchise agreements and have received default and termination notices from franchisors with respect to an additional 11 hotels. We cannot assure you that we will be able to complete our action plans (which we estimate will cost approximately $1.6 million of which $0.4 million is reserved with our lenders) to cure the alleged instances of noncompliance and default prior to the specified termination dates or be granted additional time in which to cure any defaults or other noncompliance.

      In addition, as part of our bankruptcy reorganization proceedings, we entered into stipulations with each of our major franchisors setting forth a timeline for completion of capital expenditures for some of our hotels. However, as of November 8, 2004, we have not completed the required capital expenditures for 33 hotels in accordance with the stipulations and we estimate that the cost of completing these required capital expenditures is $21.3 million of which $15.9 million is reserved with our lenders. The franchisor could therefore seek to declare its franchise agreement in default and could seek to terminate the franchise agreement.

      If a franchise agreement is terminated, we will either select an alternative franchisor or operate the hotel independently of any franchisor. However, terminating or changing the franchise affiliation of a hotel could require us to incur significant expenses, including franchise termination payments and capital expenditures. Moreover, the loss of a franchise agreement could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated guest loyalty, name recognition, marketing support and centralized reservation systems provided by the franchisor. Loss of a franchise agreement may result in a default under, and acceleration of, the related mortgage debt. A single franchise agreement termination could materially and adversely affect our revenues, cash flow and liquidity.

      We have agreed to renew during 2004 our 15 Marriott franchise agreements and to pay a fee aggregating approximately $530,000, $150,000 of which has been paid and $380,000 of which will be payable in three years, subject to offsets if we develop additional Marriott properties. In connection with these renewals, and after Marriott reviews the capital improvements we have made at our Marriott franchised hotels during 2004, Marriott may in its reasonable business judgment require us to make additional property improvements and to place amounts into a reserve account for the purpose of funding those property improvements.

      Our current franchise agreements terminate at various times and have differing remaining terms. For example, the terms of one, eleven and nine of our franchise agreements are scheduled to expire in 2004, 2005 and 2006. As a condition to any franchise agreement renewal, our franchise agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel and substantial increases in franchise fees payable to the franchisor. Significant unexpected capital expenditures and franchise fees would adversely affect our results of operations and cash flows.

Hotels require a high level of capital expenditures, maintenance and repairs and if we are not able to meet these requirements of our hotels appropriately, our business, cash flow and operating results will suffer.

      In order to maintain our hotels in good condition and attractive appearance, it is necessary to replace furnishings, fixtures and equipment periodically, generally every five to seven years, and to maintain and repair public areas and exteriors on an ongoing basis. Due to a lack of available funds, made worse by our heavy debt load, weakness in the U.S. economy, and the severe decline in travel in the aftermath of the terrorist attacks of September 11, 2001, we have deferred many capital expenditures on our hotels. If we do not make the maintenance, repairs and capital improvements that we have planned to make using the proceeds of our recent public offering and our other sources of funds, occupancy and room rates could fall, thereby adversely affecting our operating results and cash flow, and we risk termination of franchise agreements at the affected hotels. Further, the process of renovating a hotel can be disruptive to operations, and a failure to properly plan and execute renovations and to schedule them during seasonal declines in business can result in renovation displacement, an industry term for a temporary loss of revenue due to implementing renovations.

Most of our hotels are pledged as collateral for mortgage loans, and we have a significant amount of debt that could limit our operational flexibility or otherwise adversely affect our financial condition.

      As of September 30, 2004, we have $451.9 million of total long-term debt outstanding ($405.0 million of which will be associated with our continuing operations, net of the current portion). We are subject to the risks normally associated with significant amounts of debt, such as:

•	We may not be able to repay, refinance or extend our maturing indebtedness on favorable terms or at all;

•	If we are unable to refinance or extend the maturity of our maturing indebtedness, we may not otherwise be able to repay such indebtedness. Debt defaults could lead to us being forced to sell one or more of our hotels on unfavorable terms or, in the case of secured debt, convey the mortgaged hotel(s) to the lender, causing a loss of any anticipated income and cash flow from, and our invested capital in, such hotel(s);

•	Substantially all of our hotels are pledged as collateral for mortgage loans, and, as a result, we have limited flexibility to sell our hotels to satisfy cash needs;

•	Increased vulnerability to downturns in our business, the lodging industry and the general economy;

•	Our cash flow from operations may be insufficient to make required debt service payments;

•	Our ability to obtain other financing to fund future working capital, capital expenditures and other general corporate requirements may be limited;

•	We may be required to dedicate a substantial portion of our cash flow from operations to debt service payments, reducing the availability of our cash flow to fund working capital, capital expenditures, and other needs and placing us at a competitive disadvantage with other companies that have greater resources and/or less debt;

•	Our flexibility in planning for, or reacting to, changes in our business and industry may be restricted, placing us at a competitive disadvantage to our competitors with greater financial strength than we have; and

•	As a result of limitations contained in our debt agreements on the ability of some of our subsidiaries to distribute any excess cash flow to us, we currently are, and may in the future be, unable to pay dividends on our common stock or to access such cash flow for other purposes.

The terms of our debt instruments place many restrictions on us, which reduce operational flexibility and create default risks.

      Our debt instruments subject us to financial covenants, including leverage and coverage ratios. Our compliance with these covenants depends substantially upon the financial results of our hotels. In particular, our approximately $370 million in senior debt requires minimum debt yield and debt service coverage ratios. The fixed rate and floating rate senior debt instruments provide that when either (i) the debt yield for the hotels securing the respective loans for the trailing 12-month period is below 9% during the first year and 10%, 11%, 12% and 13% during each of the next four years of the loans, respectively (in the case of the floating rate loan, to the extent the loan is extended for a third, fourth or fifth year), or (ii) with respect to the floating rate loan, the debt service coverage ratio for the hotels securing the floating rate loan is below 1.30x in the fourth year of the loan, if extended, or 1.35x in the fifth year of the loan, if extended, excess cash flows produced by the mortgaged hotels securing the applicable loan (after payment of operating expenses, management fees, required reserves, service fees, principal and interest) must be deposited in a restricted cash account. These funds can be used for the prepayment of the applicable fixed or floating rate loan in an amount required to satisfy the applicable test, capital expenditures reasonably approved by the lender for the hotels securing the applicable loan, and up to an aggregate $3.0 million of scheduled principal and interest payments due under the applicable loan. Funds will no longer be deposited into the restricted cash account when the debt yield ratio and, if applicable, the debt service coverage ratio for the hotels securing the applicable loan are sustained above the minimum requirements for three consecutive months.

      Through our wholly-owned subsidiaries, as of September 30, 2004, we owe approximately $10.2 million under industrial revenue bonds secured by the Holiday Inns Lawrence, Kansas and Manhattan, Kansas hotels. For the year ended December 31, 2003, the cash flows of the two hotels were insufficient to meet the minimum debt service coverage ratio requirements. If the bond trustee were to assert its rights against us under the indenture and declare a default, we estimate that it would cost us approximately $178,000 to remedy the default as of September 30, 2004. If a default were declared and not cured, the two hotels would be subject to foreclosure and we would be obligated to reimburse bondholders pursuant to a partial guaranty of approximately $1.4 million. In addition, we could be obligated to pay our franchisor liquidated damages in the amount of $1.3 million.

      The restrictive covenants in our debt documents may reduce our flexibility in conducting our operations and may limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with our debt documents, including these restrictive covenants, may result in additional interest being due and would constitute an event of default, in some cases with notice or the lapse of time, that, if not cured or waived, could result in the acceleration of the defaulted debt and the sale or foreclosure of the affected hotels. As noted above, under certain circumstances the termination of a hotel franchise agreement could also result in the same effects. A foreclosure would result in a loss of any anticipated income and cash flow from, and our invested capital in, the affected hotel. No assurance can be given that we will be able to repay, through financings or otherwise, any accelerated indebtedness or that we will not lose all or a portion of our invested capital in any hotels that we sell in such circumstances.

Rising interest rates could have an adverse effect on our cash flow and interest expense.

      Approximately 25% of our indebtedness is subject to variable interest rates. In the future, we may incur additional indebtedness bearing interest at a variable rate, or we may be required to refinance our existing indebtedness at higher interest rates. Accordingly, increases in interest rates will increase our interest expense and adversely affect our cash flow, reducing the amounts available to make payments on our indebtedness, fund our operations and our capital expenditure program, make acquisitions or pursue other business opportunities.

To service our indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and a cash shortfall could adversely affect our ability to fund our operations, planned capital expenditures and other needs.

      Our ability to make payments on our indebtedness and to fund our operations, planned capital expenditures and other needs will depend on our ability to generate cash in the future. Various factors could adversely affect our ability to meet operating cash requirements, many of which are subject to the operating risks inherent in the lodging industry and therefore are beyond our control. These risks include the following:

•	Dependence on business and leisure travelers, who have been and continue to be affected by threats of terrorism, or other outbreaks of hostilities, and whose lodging needs may otherwise fluctuate and be seasonal;

•	Cyclical overbuilding in the lodging industry;

•	Varying levels of demand for rooms and related services;

•	Competition from other hotels, motels and recreational properties, some of which may be owned or operated by companies having greater marketing and financial resources than we do;

•	Effects of economic and market conditions;

•	Decreases in air travel;

•	Fluctuations in operating costs;

•	Changes in governmental laws and regulations that influence or determine wages or required remedial expenditures;

•	Changes in interest rates and in the availability, cost and terms of credit; and

•	The perception of the lodging industry and companies in the debt and equity markets.

The value of our hotels and our ability to repay or refinance our debt are dependent upon the successful operation and cash flows of the hotels.

      The value of our hotels is heavily dependent on their cash flows. If cash flows decline, the hotel values may also decline and the ability to repay or refinance our debt could also be adversely affected. Factors affecting the performance of our hotels include, but are not limited to, construction of competing hotels in the markets served by our hotels, loss of franchise affiliations, the need for renovations, the effectiveness of renovations or repositionings in attracting customers, changes in travel patterns and adverse economic conditions.

      We may not be able to fund future capital needs, including necessary working capital, funds for capital expenditures or acquisition financing, from operating cash flow. Consequently, we may need to rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all, which could materially and adversely affect our operating results, cash flow and liquidity. Any additional debt we incur will increase our leverage, which would reduce our operational flexibility and increase our risk exposure. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels and property encumbrances;

•	our current and expected future earnings;

•	our cash flow and cash needs; and

•	the market price per share of our common stock.

If we are not able to implement our growth strategy, we may not be able to improve our financial performance.

      As part of our growth strategy, we intend to pursue a full range of growth opportunities, including identifying hotels for renovation, repositioning, acquisition or investment. We cannot assure you that the execution of our growth strategy will produce improved financial performance at the affected hotels. We compete for acquisition opportunities with national and regional hospitality companies, many of which have greater name recognition, marketing support and financial resources than we do. Our ability to make acquisitions and investments is dependent upon, among other things, our relationships with owners of existing hotels, our ability to identify suitable joint venture partners and to identify and consummate joint venture opportunities, financing acquisitions and successfully integrating new hotels into our operations. We cannot assure you that suitable hotels for acquisition, investment, management or rebranding, or a desired nationally recognized brand in a particular market, will be available on favorable terms or at all. Our failure to compete successfully for acquisitions, to finance those acquisitions on favorable terms, to attract or maintain relationships with hotel owners and major hotel investors, or to achieve favorable returns on investments in hotel acquisitions, renovations and repositionings, could adversely affect our ability to expand our system of hotels. An inability to implement our growth strategy successfully would limit our ability to grow our revenues, net income and cash flow.

Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and performance and any disputes that may arise between us and our joint venture partners.

      We currently have an ownership interest in five of our hotels through joint ventures. We anticipate that a significant portion of any future hotel acquisitions will be made through joint ventures, although no assurance can be given that we will identify suitable joint venture partners or opportunities or enter into joint venture agreements on favorable terms or at all. We generally will not be in a position to exercise sole decision-making authority regarding the hotels owned through such joint ventures. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions. Joint venture partners may have business interests, strategies or goals that are inconsistent with our business interests, strategies or goals and may be, and in cases where we have a minority interest will be, in a position to take actions contrary to our policies, strategies or objectives. Joint venture investments also entail a risk of impasse on decisions, such as acquisitions or sales, because neither we nor our joint venture partner would have full control over the joint venture. Any disputes that may arise between us and our joint venture partners may result in litigation or arbitration that could increase our expenses and could prevent our officers and/or directors from focusing their time and effort exclusively on our business strategies. Consequently, actions by or disputes with our joint venture partners might result in subjecting hotels owned by the joint venture to additional risks. In addition, we may in certain circumstances be liable for the actions of our third-party joint venture partners.

Because fresh start reporting will make future financial statements difficult to compare with our historical financial statements, it may be difficult for investors to measure our financial performance or assess our prospects for growth.

      In accordance with the requirements of SOP 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, we adopted fresh start reporting effective November 22, 2002. Because SOP 90-7 required us to reset our assets and liabilities to current fair value, our financial position, results of operations and cash flows for periods ending after November 22, 2002 will not be comparable to the financial position, results of operations and cash flows reflected in our historical financial statements for periods ending on or prior to November 22, 2002 included elsewhere in this prospectus. The use of fresh start reporting will make it difficult to assess our future prospects based on historical performance.

Our prior bankruptcy could hinder our ability to negotiate effectively with third parties and could adversely affect our operations going forward.

      On December 20, 2001, Lodgian and substantially all of our subsidiaries that owned hotels filed for voluntary reorganization under Chapter 11 of the Bankruptcy Code. Lodgian and affiliates owning 78 hotels officially emerged from bankruptcy on November 25, 2002. However, the adverse publicity and news coverage regarding our Chapter 11 reorganization and financial condition and performance could adversely affect our operations going forward. Our bankruptcy filing had an adverse affect on our credit standing with our lenders, certain suppliers and other trade creditors. This can increase our costs of doing business and can hinder our negotiating power with our lenders, certain suppliers and other trade creditors. The failure to negotiate favorable terms could adversely affect our financial performance. Though we have emerged from Chapter 11, the distribution of shares to the general unsecured creditors is not complete as we continue to reconcile the claims made by these creditors. Until this process is complete, we will continue to incur expenses with respect to the reorganization process.

We have a history of significant losses and we may not be able to successfully improve our performance to achieve profitability.

      We incurred cumulative net losses of $347.2 million from January 1, 1999 through September 30, 2004 and had an accumulated deficit of $68.2 million as of September 30, 2004. Our ability to improve our performance to achieve profitability is dependent upon a recovery in the general economy, combined with an improvement in the lodging industry specifically, and the successful implementation of our business strategy. Our failure to improve our performance could have a material adverse effect on our business, results of operations, financial condition, cash flow, liquidity and prospects. The economic downturn which commenced in early 2001 and the terrorist attacks of September 11, 2001 and the subsequent threat of terrorism resulted in a sharp decline in demand for hotels and continued to affect our results during 2002 and 2003. The lodging industry experienced some recovery during the second half of 2003, but we were not able to benefit fully from the recovery due to deferred capital expenditures and renovation displacement at some of our hotels. Although Smith Travel Research recently forecasted RevPAR growth for the U.S. lodging industry in 2004 due to rising occupancy and rates and an improving economy, this forecast does not apply specifically to our portfolio of hotels. As a result, we may not realize some or any of the benefits of that growth, particularly as some of our hotels are still under renovation while others need to be renovated. Furthermore, the forecasted RevPAR growth for the U.S. lodging industry may not be realized and, if an economic slowdown returns or worsens for a protracted period of time, it could have a material adverse effect on our business, results of operations, financial condition, cash flow, liquidity and prospects.

Acts and threats of terrorism, the ongoing war against terrorism, military conflicts and other factors have had and may continue to have a negative effect on the lodging industry and our results of operations.

      The terrorist attacks of September 11, 2001 and the continued threat of terrorism, including changing threat levels announced by the U.S. Department of Homeland Security, have had a negative impact on the lodging industry and on our hotel operations from the third quarter of 2001 to the present. These events have caused a significant decrease in occupancy and ADR in our hotels due to disruptions in business and leisure travel patterns and concerns about travel safety. In particular, major metropolitan area and airport hotels have been adversely affected by concerns about air travel safety and a significant overall decrease in the amount of air travel. In addition, terrorist attacks may directly affect the value of our hotels through damage, destruction, loss or increased security costs. Certain losses resulting from these types of events are uninsurable or not covered by insurance we carry on our hotels. The uncertainty associated with future terrorist threats and incidents, military conflicts and the possibility of hostilities with other countries may continue to hamper business and leisure travel patterns and our hotel operations for the foreseeable future, and if these matters worsen the effects could become materially more adverse.

If we are unable to sell real estate, including our assets held for sale, in a timely manner or at expected prices, our ability to implement our portfolio improvement strategy would be impaired.

      We currently have nine hotels listed as assets available for sale; however, real estate assets generally cannot be sold quickly. No assurance can be given that we will be able to sell one or more of these hotels on favorable terms or at all or that franchisor approval for transfer of a brand can be obtained when requested. We may be required to expend funds to correct defects or to make improvements before a hotel can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements at the time desired to sell any particular hotel. A franchisor may refuse to approve a transfer in its sole discretion. Furthermore, even if we are able to sell these hotels, we may not be able to realize any cash proceeds from the sales as all of the sales proceeds may be required to be used to extinguish debt. Additionally, we may not sell these hotels in sufficient time to apply the proceeds to fund our working capital, capital expenditures and debt service needs. If a franchise agreement relating to a hotel is in default or is terminated by the franchisor, the value of the hotel could decline, perhaps substantially. In the future, we may not be able to vary our portfolio of hotels or other real estate promptly in response to changes in hotel performance or economic or other conditions affecting the real estate market that are beyond our control. This inability to respond promptly could adversely affect our cash flow and our ability to manage and grow our business and improve our financial performance.

Our expenses may remain constant or increase even if revenues decline, which would have a negative effect on our financial condition, results of operations and cash flow.

      The expenses of owning a hotel are not necessarily reduced when circumstances such as market factors and competition cause a reduction in revenues from the hotel. Our financial condition, results of operations and cash flow could be adversely affected by:

•	Rising interest rate levels;

•	The lack of available financing on favorable terms, or at all, to fund our working capital, debt service requirements, planned capital expenditures or other cash needs;

•	Increased costs associated with wages, employee benefits and taxes, property taxes, utilities and insurance; and

•	Changes in and the cost of compliance with government regulations, including those governing environmental, usage, zoning, corporate governance and tax matters.

We may make acquisitions or investments that are not successful and that adversely affect our ongoing operations.

      We may acquire or make investments in hotel companies or hotel portfolios that we believe complement our business. We have not previously made these types of acquisitions. As a result, our ability to identify, execute and properly manage the integration of these types of acquisitions or investments is unproven. If we fail to properly evaluate, execute and integrate these types of acquisitions or investments, it may have a material adverse effect on the operation of our business and our financial results. In making or attempting to make acquisitions or investments, we face a number of risks, including:

•	Identifying suitable acquisition or investment candidates, performing appropriate due diligence, identifying potential liabilities and negotiating favorable terms for acquisitions and investments;

•	Reducing our working capital and hindering our ability to expand or maintain our business, including making capital expenditures and funding operations;

•	The potential distraction of our management, diversion of our resources and disruption of our business;

•	Competing for acquisition opportunities with competitors that are larger than we are or have greater financing and other resources than we have or where such competition may increase the cost of an acquisition;

•	Accurately forecasting the financial impact of an acquisition or investment or the customer demand in any new geographic market that we may enter; and

•	Effectively integrating acquired companies or investments and achieving expected performance.

Losses may exceed our insurance coverage or estimated reserves, which could impair our results of operations, financial condition and liquidity.

      We are self-insured up to certain amounts with respect to our insurance coverages. Various types of catastrophic losses, including those related to environmental, health and safety matters, may not be insurable or may not be economically insurable. In the event of a substantial loss, our insurance coverage may not cover the full current market value or replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might cause insurance proceeds to be insufficient to fully replace or renovate a hotel after it has been damaged or destroyed.

      We cannot assure you that:

•	the insurance coverages that we have obtained will fully protect us against insurable losses (i.e., losses may exceed coverage limits);

•	we will not incur losses from risks that are not insurable or that are not economically insurable; or

•	current coverages will continue to be available at reasonable rates.

      Should a material uninsured loss or a loss in excess of insured limits occur with respect to any particular property, we could lose our capital invested in the property, as well as the anticipated income and cash flow from the property. Any such loss would have an adverse effect on our results of operations, financial condition and liquidity. In addition, if we are unable to maintain insurance that meets our debt and franchise agreement requirements, and if we are unable to amend or waive those requirements, it could result in an acceleration of that debt and impair our ability to maintain franchise affiliations.

Competition in the lodging industry could have a material adverse effect on our business and results of operations.

      The lodging industry is highly competitive. There is no single competitor or small number of competitors that are dominant in the lodging industry. We generally operate in areas that contain numerous other competitors, some of which may have substantially greater financial strength than we have. Competitive factors in the lodging industry include, among others, supply in a particular market, franchise affiliation, reasonableness of room rates, quality of accommodations, service levels, convenience of locations and amenities customarily offered to the traveling public. There can be no assurance that demographic, geographic or other changes in markets will not adversely affect the convenience or desirability of the locales in which our hotels operate, competing hotels will not pose greater competition for guests than presently exists, or that new hotels will not enter such locales. New or existing competitors could offer significantly lower rates or greater conveniences, services or amenities or significantly expand or improve existing facilities or introduce new facilities in markets in which we compete. Any of these factors could materially and adversely affect our business, results of operations, financial condition and prospects.

Adverse conditions in markets in which we do substantial amounts of business, such as our four largest markets of Baltimore/Washington, D.C., Pittsburgh, Buffalo/Niagara Falls and Phoenix, could negatively affect our results of operations.

      Our operating results depend upon our ability to achieve and maintain adequate room rates and occupancy levels in our hotels. Adverse economic or other conditions in markets, such as Pittsburgh, in which we have multiple hotels may negatively affect our occupancy and ADR, which in turn would negatively affect our revenue and could materially and adversely affect our results of operations. Our hotels located in Baltimore/Washington, D.C., Pittsburgh, Buffalo/Niagara Falls and Phoenix provided an aggregate of approximately 27.2% of our consolidated 2003 revenues and contained an aggregate of approximately 22.5% of our total available rooms during the year ended December 31, 2003. As a result of this geographic concentration of our hotels in these markets, we are particularly exposed to the risks of downturns in these local economies and to other local conditions, which could adversely affect the operating results of our hotels in these markets.

Lack of diversification in our franchisor brands could materially and adversely affect us by exposing us to negative events applicable to the franchisor.

      We are subject to the risks that are found in concentrating our hotel investments in several franchise brands. We currently have franchise agreements with six different franchisors. There is no limit on the number of hotels of a particular franchisor brand which we may acquire. A negative event relating to a franchisor with brands in which we have a concentration of hotels, such as InterContinental Hotels Group PLC (IHG), which accounts for 50 of our 78 hotels in continuing operations that operate under franchise arrangements, could materially and aversely affect us.

Seasonality in the lodging business may result in significant variations in our quarterly revenues.

      Demand for accommodations, and the resulting revenues, vary seasonally. The high season tends to be the summer months for hotels located in colder climates and the winter months for hotels located in warmer climates. Aggregate demand for accommodations at the hotels in our portfolio is, however, lowest during the winter months. Levels of demand are dependent upon many factors that are beyond our control, including general and local economic conditions and changes in levels of leisure and business-related travel. Our hotels depend on both business and leisure travelers for revenues. Additionally, our hotels operate in areas that contain numerous other competitive lodging facilities.

Because we have experienced significant changes in our senior management team, it may be difficult for investors to evaluate our prospects for improved performance.

      There have been a number of changes in our senior management team during the last two years and since our emergence from bankruptcy. Our chief executive officer was hired in July 2003 and our chief financial officer and our chief operating officer were promoted to their positions in October 2003 and May 2002, respectively. If our new management team is unable to develop successful business strategies, achieve our business objectives or maintain effective relationships with employees, suppliers, creditors and customers, our ability to grow our business and successfully meet operational challenges could be impaired.

If we lose or are unable to obtain key personnel, our ability to effectively operate our business could be hindered.

      Our ability to maintain or enhance our competitive position will depend to a significant extent on the efforts and ability of our executive and senior management, particularly our chief executive officer. Our future success and our ability to manage future growth will depend in large part upon the efforts of our management team and on our ability to attract and retain other highly qualified personnel. Competition for personnel is intense, and we may not be successful in attracting and retaining our personnel. Our inability to retain our current management team and attract and retain other highly qualified personnel could adversely affect our results of operations and hinder our ability to effectively manage our business.

The increasing use of third-party travel websites by consumers may adversely affect our profitability.

      Some of our hotel rooms are booked through third-party travel websites such as Travelocity.com, Expedia.com, Priceline.com and Hotels.com. If these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. We believe that the goal of these Internet intermediaries is to have consumers eventually develop brand loyalties to their reservation systems rather than to our brands. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

We may be unable to utilize our net operating loss carryforwards, which if unused will expire and no longer be available to offset future income.

      As of December 31, 2003, we had approximately $270 million of historical net operating loss carryforwards for federal income tax purposes. To the extent that we do not have sufficient future taxable income to offset these net operating loss carryforwards, unused losses will expire between 2004 and 2023. Our ability to use these net operating loss carryforwards to offset future income is also subject to annual limitations. Our reorganization under Chapter 11 resulted in a change of ownership as defined in Section 382 of the Internal Revenue Code, following which we determined our annual limitation to be approximately $10 million. Our recently completed public offering resulted in another change of ownership under Section 382, which subjects our use of net operating losses (including those experienced both before and after our reorganization) to an annual limitation of approximately $8.3 million. An audit or review by the Internal Revenue Service could result in a further reduction in the net operating loss carryforwards available to us.

Aspects of our operations are subject to government regulation, and changes in government regulations may adversely affect our results of operations and financial condition.

      A number of states and local governments regulate the licensing of hotels and restaurants, including occupancy and liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. Occupancy licenses are obtained prior to the opening of a hotel but may require renewal if there is a major renovation. We believe that our hotels are substantially in compliance with these requirements or, in the case of liquor licenses, that they have or will promptly obtain the appropriate licenses. Operators of hotels also are subject to employment laws, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could increase the cost of operating the affected hotels and/or reduce the revenue from our hotels and could otherwise adversely affect our results of operations and financial condition.

      Under the Americans with Disabilities Act, or ADA, all public accommodations are required to meet federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although we have invested and continue to invest significant amounts in connection with ADA-required upgrades to our hotels, a determination that any of our hotels are not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants.

Costs of compliance with environmental laws and regulations could adversely affect operating results.

      Under various federal, state, local and foreign environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for noncompliance with applicable environmental and health and safety requirements and for the costs of investigation, monitoring, removal or remediation of hazardous or toxic substances. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The presence of these hazardous or toxic substances on a property could also result in personal injury or property damage or similar claims by private parties. In addition, the presence of contamination, or the failure to report, investigate or properly remediate contaminated property, may adversely affect the operation of the property or the owner’s ability to sell or rent the property or to borrow funds using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of those substances at the disposal or treatment facility, whether or not that facility is or ever was owned or operated by that person.

      The operation and removal of underground storage tanks also are regulated by federal, state and local laws. In connection with the ownership and operation of our hotels, we could be held liable for the costs of remedial action for regulated substances and storage tanks and related claims.

      Some of our hotels contain asbestos-containing building materials, or ACBMs. Environmental laws require that ACBMs be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. Third parties may be permitted by law to seek recovery from owners or operators for personal injury associated with exposure to contaminants, including, but not limited to, ACBMs. Operation and maintenance programs are typically developed for those hotels which are known to contain ACBMs.

      Many, but not all, of our hotels have recently undergone Phase I environmental site assessments, which generally provide a nonintrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental consultant. The purpose of a Phase I assessment is to identify potential sources of contamination for which the hotel owner or others may be responsible. None of the Phase I environmental site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on us. Nevertheless, it is possible that these assessments did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which we are currently unaware.

      Some of our hotels may contain microbial matter such as mold, mildew and viruses. The presence of microbial matter could adversely affect our results of operations. Phase I assessments performed on certain of our hotels in connection with previous financings identified mold in several of our hotels. We have undertaken or are undertaking all necessary remediation for these properties. In addition, if any hotel in our portfolio is not properly connected to a water or sewer system, or if the integrity of any such system is breached, microbial matter or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to private damage claims and awards.

      Any liability resulting from noncompliance or other claims relating to environmental matters could have a material adverse effect on our insurability for such matters in the future and on our results of operations, financial condition, liquidity and prospects.

The selling stockholders could sell large blocks of securities under this prospectus, which could cause the price of our common stock to decline.

      The selling stockholders are parties to lock-up agreements with respect to their securities until December 15, 2004 or, in the case of shares of common stock issued in exchange for shares of Series A preferred stock, until December 22, 2004 as to all such shares and until March 22, 2005 as to at least half of such shares. However, upon expiration of these lock-up agreements and the effectiveness of this registration statement, the selling stockholders may sell their securities in the public market through any means described in the section hereof entitled “Plan of Distribution”. Sales of substantial amounts of common stock or the perception that those sales could occur may adversely affect the market price for our common stock.

Our common stock could be de-listed from the American Stock Exchange if the listing standards are not maintained, which could result in a less liquid market for our common stock and/or a decline in our stock price.

      The rules of the American Stock Exchange allow the exchange to de-list securities if it determines that a company’s securities fail to meet its guidelines in respect of corporate net worth, public float, number of shareholders, aggregate market value of shares or price per share. We cannot assure purchasers of our common stock that we will continue to meet the American Stock Exchange listing requirements. If our common stock is delisted from the American Stock Exchange, it would likely trade on the OTC Bulletin Board, which is a quotation service for securities that are not listed or traded on a national securities exchange. The OTC Bulletin Board is viewed by most investors as less desirable and a less liquid marketplace. Thus, delisting from the American Stock Exchange could result in investors being unable to liquidate their investment or make trading our shares more difficult or expensive for investors, leading to declines in share price. It would also make it more difficult for us to raise additional capital. In addition, we would incur additional costs under state blue sky laws to sell equity if our common stock is not traded on a national securities exchange.

Our stock price may be volatile.

      The market price of our common stock could decline and fluctuate significantly in response to various factors, including:

•	Actual or anticipated variations in our results of operations;

•	Announcements of new services or products or significant price reductions by us or our competitors;

•	Market performance by our competitors;

•	Future issuances of our common stock, or securities convertible into or exchangeable or exercisable for our common stock, by us directly, or the perception that such issuances are likely to occur;

•	Sales of our common stock by stockholders or the perception that such sales may occur in the future;

•	The size of our market capitalization;

•	Loss of our franchises;

•	Increases in our leverage;

•	Default on our indebtedness and/or foreclosure of our properties;

•	Changes in key management personnel;

•	Changes in financial estimates by securities analysts; and

•	Domestic and international economic, legal and regulatory factors unrelated to our performance.

We may never pay dividends on our common stock, in which event investors’ only return on their investment, if any, will occur on the sale of our common stock.

      We have not yet paid any dividends on our common stock, and we do not intend to do so in the foreseeable future. As a result, an investor’s only return on its investment, if any, will occur on the sale of our common stock.

Our charter documents, employment contracts and Delaware law may impede attempts to replace or remove our management or inhibit a takeover, which could adversely affect the value of our common stock.

      Our certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent changes in our management or a change of control that you might consider favorable and may prevent you from receiving a takeover premium for your shares. These provisions include, for example:

•	Authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

•	Establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings; and

•	Requiring all stockholder action to be taken at a duly called meeting, not by written consent.

      In addition, we have entered, or will enter, into employment contracts with certain of our employees that contain change of control provisions. See “Management — Employment Agreements.”

FORWARD-LOOKING INFORMATION

      This prospectus contains a number of statements about the future. These statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These include managements’ expectations, statements that describe anticipated revenues, capital expenditures and other financial items, statements that describe Lodgian’s business plans and objectives, and statements that describe the expected impact of competition, government regulation, litigation and other factors on Lodgian’s future financial condition and results of operations. The words “may”, “should”, “expect”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements. Certain factors are not within Lodgian’s control and hence readers are cautioned not to put undue reliance on forward looking statements.

WHERE YOU CAN FIND MORE INFORMATION

      Lodgian files annual, quarterly and other reports, proxy statements and other documents with the SEC. You may read and copy any document Lodgian files at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Lodgian’s SEC filings are also available to you on the SEC’s Web site at http://www.sec.gov.

      This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Lodgian’s, you should refer to the exhibits that are a part of the registration statement or the prospectus supplement for a copy of the referenced contract or document.

      The SEC allows Lodgian to “incorporate by reference” into this prospectus information that Lodgian files with the SEC in other documents. This means that Lodgian can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is an important part of this prospectus, and information that Lodgian files with the SEC in the future and incorporates by reference will automatically update and may supersede the information contained in this prospectus. Lodgian incorporates by reference the following documents:

•	Lodgian’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (Commission File No. 001-14537);

•	Lodgian’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, as amended by Form 10-Q/A (Commission File No. 001-14537);

•	Lodgian’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 (Commission File No. 001-14537);

•	Lodgian’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 (Commission File No. 001-14537);

•	Lodgian’s Current Report on Form 8-K filed on February 12, 2004 (Commission File No. 001-14537);

•	Lodgian’s Current Report on Form 8-K filed on March 11, 2004;

•	Lodgian’s Current Report on Form 8-K filed with the SEC on April 26, 2004 (Commission File No. 001-14537);

•	Lodgian’s Current Report on Form 8-K filed on August 9, 2004 (Commission File No. 001-14537);

•	Lodgian’s Current Report on Form 8-K filed on September 1, 2004 (Commission File No. 001-14537);

•	Lodgian’s Current Report on Form 8-K filed on September 16, 2004 (Commission File No. 001-14537);

•	Lodgian’s Current Report on Form 8-K filed on November 12, 2004 (Commission File No. 001-14537);

•	Lodgian’s Current Report on Form 8-K filed on November 18, 2004 (Commission File No. 001-14537); and

•	The description of Lodgian’s common stock contained in its registration statement on Form 8-A filed with the SEC on November 26, 2002 (Commission File No. 001-14537), including any amendments or reports filed for the purpose of updating such description.

      All documents that Lodgian will file with the SEC under the provisions of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to the termination of any offering of securities under this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the date such documents are filed.

      Lodgian will provide to you without charge, a copy of any or all documents incorporated by reference into this prospectus except the exhibits to those documents (unless they are specifically incorporated by reference in those documents). You may request copies by contacting: Daniel E. Ellis, Lodgian, Inc., 3445 Peachtree Road, N.E. — Suite 700, Atlanta, Georgia 30326, telephone number (404) 364-9400.

USE OF PROCEEDS

      Lodgian will not receive any of the proceeds from the sale of the securities offered in this prospectus. All of the proceeds from the sale of the securities will be paid directly to the selling stockholders.

SELLING STOCKHOLDERS

      The following table sets forth information with respect to the selling stockholders whose securities are covered by this prospectus. The information provided in the table below has been furnished to Lodgian by the selling stockholders and other sources which Lodgian has not verified. Lodgian calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of the date of this prospectus. Lodgian may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

      The selling stockholders may from time to time offer and sell any or all of their securities under this prospectus. Due to the fact that the selling stockholders are not obligated to sell their securities, and because the selling stockholders may also acquire Lodgian’s publicly traded securities, Lodgian cannot estimate how many securities the selling stockholders will beneficially own after this offering. If the selling stockholders sell all of the securities under this prospectus and do not acquire any other of Lodgian’s securities, they will not own any substantial amount of Lodgian’s equity securities.

				Percentage of
	Common Stock		Common Stock	Common Stock
	Beneficially		Beneficially	Beneficially Owned
	Owned		Owned
	Before	Common Stock	After	Before	After
Name of Selling Stockholder	Offering(1)	Being Offered	Offering(2)	Offering	Offering(2)

Oaktree Capital Management, LLC(3)	2,817,577	2,817,577	—	11.5%	*
BRE/ HY Funding, LLC(4)	1,326,909	1,326,909	—	5.4%	*
Merrill Lynch, Pierce, Fenner & Smith Incorporated(5)	890,033	629,422	260,611	3.6%	1.1%

*	Less than one percent

(1)	Ownership percentages are based on 24,544,462 shares of common stock outstanding as of November 8, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares and includes any security that such person or persons have or have the right to acquire within 60 days.

(2)	Assumes that the selling stockholders will sell all securities they currently hold in the offering, except that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) is not offering for sale 256,324 shares of common stock, 3,571 Class A Warrants and 716 Class B Warrants under this prospectus.

(3)	The shares of common stock include (i) 2,512,726 shares of common stock held by OCM Real Estate Opportunities Fund II, L.P. (“OCM Fund II”), (ii) 267,855 shares of common stock held by OCM Real Estate Opportunities Fund III, L.P. (“OCM Fund III”), (iii) 8,283 shares of common stock held by OCM Real Estate Opportunities Fund IIIA, L.P. (“OCM Fund IIIA”) and (iv) 28,713 shares of common stock held by a third party separate account (the “Account”). Oaktree Capital Management, LLC (“Oaktree”) is (x) the general partner of OCM Fund II, (y) the managing member of OCM Real Estate Opportunities Fund III GP, LLC, which is the general partner of OCM Fund III and OCM Fund IIIA, and (z) the investment manager for the Account. Accordingly, Oaktree may be deemed to beneficially own the shares of common stock owned by OCM Fund II, OCM Fund III, OCM Fund IIIA and the Account. Oaktree disclaims any such beneficial ownership. To the extent that Russel S. Bernard, a principal of Oaktree, and Sean F. Armstrong, a managing director of Oaktree, participate in the process to vote or to dispose of shares of common stock beneficially owned by Oaktree, each may be deemed to be a beneficial owner of such shares of common stock. Messrs. Bernard and Armstrong, each of whom is a director of Lodgian, disclaim any such beneficial ownership. Oaktree’s business address is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(4)	BRE/HY’s business address is 345 Park Avenue, 31st Floor, New York, New York 10154. Kenneth A. Caplan, a managing director of The Blackstone Group L.P. (“Blackstone”), an affiliate of BRE/HY, may be deemed to be a beneficial owner of securities owned by BRE/HY. Mr. Caplan, who is a director of Lodgian, disclaims any such beneficial ownership. Blackstone Real Estate Partners III L.P. is the managing member of BRE/HY Funding L.L.C. Blackstone Real Estate Management Associates III L.P. is the general partner of Blackstone Real Estate Associates III L.P., which is the general partner of Blackstone Real Estate Partners III L.P. BREA III L.L.C. is the general partner of Blackstone Real Estate Management Associates III L.P., and Peter G. Peterson and Stephen A. Schwarzman are the founding members of BREA III L.L.C.

(5)	This number includes 3,571 shares of common stock issuable upon exercise of outstanding Class A Warrants with an exercise price of $54.87 per share and 716 shares of common stock issuable upon exercise of outstanding Class B Warrants with an exercise price of $76.32 per share. This registration statement only covers the sale by Merrill Lynch of 629,422 shares of common stock. Merrill Lynch, Pierce, Fenner & Smith Incorporated is a wholly owned subsidiary of Merrill Lynch & Co., Inc., a publicly held company owned by a wide shareholder base. Merrill Lynch & Co., Inc. disclaims beneficial ownership of all shares of Lodgian common stock. Merrill Lynch’s business address is 4 World Financial Center, North Tower, 12th Floor, New York, New York 10080.

PLAN OF DISTRIBUTION

      Lodgian is registering the securities on behalf of the selling stockholders. As used herein, “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received from a selling stockholder after the date of this prospectus. Lodgian will receive no proceeds from this offering.

      The selling stockholders are parties to lock-up agreements with respect to their securities until December 15, 2004 or, in the case of shares of common stock issued in exchange for shares of Series A preferred stock, until December 22, 2004 as to all such shares and until March  22, 2005 as to at least half of such shares. However, upon expiration of these lock-up agreements and effectiveness of this registration statement, the selling stockholders may sell their securities in the public market through any means described below.

      Any selling stockholder may offer any of its securities at various times in one or more of the following transactions (which may include block transactions):

•	in one or more exchanges or over-the-counter market transactions;

•	in private transactions other than exchange or over-the-counter market transactions;

•	through short sales, put and call option or other derivative transactions, although neither Lodgian nor any of the selling stockholders concedes that any such transactions would constitute a sale of the securities for purposes of the Securities Act;

•	through underwriters, brokers or dealers (who may act as agent or principal) who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of securities for whom they may act as agent or to whom they sell as principal, or both (which compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions);

•	directly to one or more purchasers;

•	through agents;

•	through distribution by a selling stockholder or its successor in interest to its members, partners or shareholders;

•	in negotiated transactions;

•	by pledge to secure debts and other obligations; or

•	in a combination of such methods.

      A selling stockholder also may resell all or a portion of its securities in open market transactions in reliance upon Rule 144 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144.

      A selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with a selling stockholder. A selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or their financial institution of the securities offered hereby, which securities such broker-dealer or their financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      A selling stockholder may offer and sell securities other than for cash. In such event, any required details of the transaction will be set forth in a prospectus supplement.

      The selling stockholders and any underwriters, dealers or agents that participate in the distribution of securities may be deemed to be underwriters, and any profit on the sale of securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If Lodgian is advised that an underwriter has been engaged with respect to the sale of any securities offered hereby, or in the event of any other material change in the plan of distribution, Lodgian will cause appropriate amendments to the registration statement of which this prospectus forms a part to be filed with the SEC reflecting such engagement or other change. See “Where You Can Find More Information.”

      At the time a particular offer of securities is made, to the extent required, a prospectus supplement will be provided by Lodgian and distributed by the relevant selling stockholder which will set forth the aggregate amount and type of the securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discount, commissions or concessions allowed or reallowed or paid to dealers.

      The securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at market prices prevailing at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market-making activities with respect to such securities for a period of nine business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the securities by the selling stockholders. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

      Pursuant to the Registration Rights Agreements, Lodgian is obligated to pay all of the expenses incident to its performance of or compliance with the terms of the Registration Rights Agreements, including, without limitation:

•	all registration, filing and National Association of Securities Dealers fees and expenses;

•	all fees and expenses associated with compliance with federal securities and state Blue Sky or securities laws;

•	all expenses of printing (including printing of certificates for the common stock, Class A Warrants, Class B Warrants and the prospectuses), messenger and delivery services and telephone;

•	all fees and disbursements of counsel for Lodgian and the selling stockholders, except to the extent otherwise provided in the Registration Rights Agreements;

•	all application and filing fees in connection with listing the securities on a securities exchange pursuant to the requirements hereof; and

•	all fees and disbursements of independent certified public accountants of Lodgian (including the expenses associated with preparing any special audit and comfort letters required by or incident to such performance or compliance). The selling stockholders will be responsible for the expense of any broker’s commission, agency fee or underwriter’s discount or commission in connection with the sale of the Securities.

      The selling stockholders, and any underwriter they may utilize, and their respective controlling person are entitled to be indemnified by Lodgian against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for Lodgian by Morris, Manning & Martin, LLP.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from Lodgian’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the successor company’s change in its method of accounting for discontinued operations to conform with Statement of Financial Accounting Standards No. 144 and to the successor company’s adoption of the provisions of Statement of Financial Accounting Standards No. 150), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Lodgian, Inc.

PROSPECTUS

                     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following statement sets forth the estimated expenses in connection with the offering described in the registration statement (all of which will be borne by us).

Securities and Exchange Commission Fee	$2,165.34
Accountants’ Fees and Expenses	5,500.00
Legal Fees and Expenses	45,000.00

TOTAL	$52,665.34

*	To be filed by amendment.

Item 15.	Indemnification of Directors and Officers

      Lodgian’s Second Amended and Restated Certificate of Incorporation and Amended Restated Bylaws provide for the indemnification of, and the advancement of expenses to, the directors, officers, employees and agents of Lodgian to the fullest extent permitted by Delaware law from time to time and the Bylaws provide for various procedures relating thereto. Under Delaware law, directors, officers, employees and agents of Lodgian may be indemnified against amounts paid in judgments, settlements, penalties, fines and expenses actually and reasonably incurred with respect to proceedings (other than an action by or in the right of Lodgian, such as a “derivative action”) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Lodgian and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applied in the case of a derivative action, except that indemnification only extends to expenses (including attorney’s fees) incurred in connection with the defense or settlement of such an action. However, court approval is required before there can be any indemnification of expenses where the person seeking indemnification has been found liable to Lodgian.

      Under Delaware law, expenses incurred by an officer or a director in defending a civil or criminal proceeding may be paid by Lodgian upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be determined that the officer or director is not entitled to indemnification.

      Indemnification and advancement of expenses continues as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Lodgian may purchase and maintain an insurance policy insuring its directors, officers, employees and agents against liability for certain acts and omissions while acting in their official capacity.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Lodgian’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Lodgian has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

Exhibit
No.	Description

3.1*	Second Amended and Restated Certificate of Incorporation of Lodgian, Inc.
3.2*	Amended Restated Bylaws of Lodgian, Inc.
4.1*	Class A Warrant Agreement between Lodgian, Inc. and Wachovia Bank, N.A.
4.2*	Class B Warrant Agreement between Lodgian, Inc. and Wachovia Bank, N.A.
4.3*	Registration Rights Agreement between Lodgian, Inc. and certain of the selling stockholders, dated as of November 25, 2002.

Exhibit
No.	Description

4.4*	Registration Rights Agreement between Lodgian, Inc. and certain of the selling stockholders, dated as of June 21, 2004
5*	Form of Opinion of Morris, Manning & Martin, LLP.
23	Consent of Deloitte & Touche LLP.
24*	Powers of Attorney

*Previously filed.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculations of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement of which this prospectus is a part to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and the State of Georgia on the 3rd day of December, 2004.

LODGIAN, INC.

By:	/s/ W. THOMAS PARRINGTON

Name: W. Thomas Parrington

Title:	Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature		Title

/s/ W. THOMAS PARRINGTON W. Thomas Parrington		Chief Executive Officer, President (Principal Executive Officer) and Director

* Manuel E. Artime		Executive Vice President and Chief Financial Officer

* Linda Borchert Philp		Vice President and Chief Accounting Officer

* Russel S. Bernard		Chairman of the Board of Directors

* Sean F. Armstrong		Director

* Stewart J. Brown		Director

* Kenneth A. Caplan		Director

* Stephen P. Grathwohl		Director

* Kevin C. McTavish		Director

* Sheryl E. Kimes		Director

*By:	/s/ DANIEL E. ELLIS Daniel E. Ellis Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description

3.1*	Second Amended and Restated Certificate of Incorporation of Lodgian, Inc.
3.2*	Amended Restated Bylaws of Lodgian, Inc.
4.1*	Class A Warrant Agreement between Lodgian, Inc. and Wachovia Bank, N.A.
4.2*	Class B Warrant Agreement between Lodgian, Inc. and Wachovia Bank, N.A.
4.3*	Registration Rights Agreement between Lodgian, Inc. and ceratin of the selling stockholders, dated as of November 25, 2002.
4.4*	Registration Rights Agreement between Lodgian, Inc. and certain of the selling stockholders, dated as of June 21, 2004
5*	Form of Opinion of Morris, Manning & Martin, LLP.
23	Consent of Deloitte & Touche LLP.
24*	Powers of Attorney (included on signature page of this registration statement).

*Previously filed.